Exhibit 2.2

Execution Version

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of November 8, 2016, by and among Global Eagle Entertainment Inc., a Delaware corporation (the “Company”), and Shareco Group of America, Inc., a Delaware corporation (the “Purchaser”).  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Investment Agreement (as defined below).

WHEREAS, pursuant to the Investment Agreement, dated as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Investment Agreement”), by and among the Company, Purchaser and, solely for the purposes of Section 4.03, Section 4.10, Section 4.13 and Article VI thereof, HNA Group Co., Ltd., a limited company organized under the laws of the PRC, and upon its execution of a joinder thereto as provided therein, Bluefocus (Beijing) Investment Management Co., Ltd., a limited company organized under the laws of the PRC, and, solely for the purposes of Section 4.03, Section 4.10, Section 4.13, Section 4.14, Section 4.15, Section 4.16 and Article VI thereof, Beijing Shareco Technologies Co., Ltd., a limited company organized under the laws of the PRC, upon the terms and subject to the conditions set forth therein, the Purchaser shall purchase from the Company, and the Company shall issue and sell to the Purchaser, the number of shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) set forth therein; and

WHEREAS, if Closing shall not have occurred on or prior to the Outside Date (as defined in the Investment Agreement) or the Extension Option Date (as defined in the Investment Agreement), if the Outside Date is extended to the Extension Option Date pursuant to the Investment Agreement, and this Agreement has not terminated pursuant to Section 4.1 hereof, then, upon the terms and subject to the conditions set forth herein, the Purchaser shall purchase from the Company, and the Company shall issue and sell to the Purchaser, the Subscription Shares (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

I.                                        SUBSCRIPTION

1.1.                            Subscription for Company Common Stock.

(a)                                 Subject to the terms and conditions of this Agreement, at the Subscription Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase and acquire from the Company, a number of shares of Company Common Stock (the “Subscription Shares”), equal to 4.9% of the issued and outstanding Company Common Stock as of the close of business on the third Business Day immediately prior to the Subscription Closing Date, after giving effect to the issuance of the Subscription Shares for purposes of such determination (provided, that in no event shall such amount equal or exceed 19.9% of the issued and outstanding Company Common Stock as of the close of business on the Business Day immediately prior to the date of this Agreement).  The purchase price for the Subscription Shares shall be $11.00 per share (the “Subscription Price”).

(b)                                 Upon the terms and subject to the conditions set forth in this Agreement, the closing (the “Subscription Closing”) of the issuance, purchase and sale of the Subscription Shares shall take place (i) at 10:00 a.m. (New York time) at the offices of Simpson Thacher & Bartlett LLP located at 2475 Hanover St., Palo Alto, California 94304 on the date that is the seventh Business Day after the Outside Date or, if the Outside Date is extended to the Extension Option Date pursuant to the Investment Agreement, the Extension Option Date or (ii) at such other place, time or date as may be mutually agreed upon in writing by the Company and the Purchaser (the date on which the Subscription Closing actually occurs, the “Subscription Closing Date”).

(c)                                  Upon the terms and subject to the conditions set forth in this Agreement, at the Subscription Closing, (i) the Purchaser shall cause a wire transfer to be made in same day funds to an account of the Company designated in writing by the Company at least seven (7) Business Days prior to the Subscription Closing Date in an amount equal to, at the Purchaser’s election, either an amount (the “Closing Date Payment”) equal to (x) the aggregate Subscription Price for the Subscription Shares or (y) if the Escrow Fund has not previously been distributed to the Company or the Purchaser pursuant to the terms of the Investment Agreement, the aggregate Subscription Price for the Subscription Shares, less the Escrow Fund, and (ii) Company shall deliver, or cause to be delivered, to the Purchaser appropriate evidence of a book-entry transfer representing the issuance of the Subscription Shares registered in the name of the Purchaser (or, if the Subscription Shares are to be represented in certificated form, a certificate representing the Subscription Shares), with the legends that are the same as those contemplated by Section 4.04(d) of the Investment Agreement with respect to the Shares. If the Escrow Fund has not previously been distributed to the Company or the Purchaser pursuant to the terms of the Investment Agreement and the Purchaser elects to cause the Escrow Fund to be distributed to the Company in satisfaction of a portion of the Closing Date Payment pursuant to clause (y) of the immediately preceding sentence, then the Company and the Purchaser shall take all actions necessary, required or advisable (including executing any Joint Release Notice required pursuant to the Escrow Agreement) to cause the Escrow Fund to be released to the Company pursuant to the terms of the Escrow Agreement at the Subscription Closing.  If the Purchaser does not elect to cause the Escrow Fund to be distributed to the Company in satisfaction of a portion of the Closing Date Payment and the Company has received the entire Closing Date Payment, then the Company and the Purchaser shall take all actions necessary, required or advisable (including executing any Joint Release Notice required pursuant to the Escrow Agreement) to cause the Escrow Fund to be released to the Purchaser immediately following the Subscription Closing pursuant to the terms of the Escrow Agreement.

1.2.                            Conditions Precedent to Obligations of the Purchaser.  The obligation of the Purchaser to purchase the Subscription Shares from the Company hereunder is subject to the satisfaction or waiver by the Purchaser of the following conditions as of the Subscription Closing:

(a)                                 the issuance, purchase and sale of the Subscription Shares pursuant to Section 1.1 shall not be prohibited or enjoined by any Governmental Entity of competent jurisdiction;

(b)                                 (i) the representations and warranties of the Company set forth in Section 2.1(a) and (b) that are not qualified by Material Adverse Effect shall be true and correct in all material respects (without giving effect to materiality or similar phrases in the representations and warranties), (ii) the representations and warranties of the Company set forth in Section 2(e) shall be true and correct in all respects on and as of the Closing Date, (iii) the representations and warranties of the Company set forth in Section 2.1(a) and (b) that are qualified by Material Adverse Effect shall be true and correct in all respects, in each case on and as of the Closing Date (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties shall be so true and correct on and as of such other date) and (iv) the representations and warranties of the Company set forth in Section 2.1(c), (d) and (f) shall be true and correct in all respects (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties) on and as of the Subscription Closing Date (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties shall be true and correct in all respects (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties) on and as of such other date), except where the failure of such representations and warranties referenced in this clause (ii) to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;

(c)                                  the Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Subscription Closing Date;

(d)                                 the Purchaser shall have received a certificate, dated the Subscription Closing Date, duly executed by an executive officer of the Company on behalf of the Company, certifying that the conditions specified in Section 1.2(b) and (c) have been satisfied; and

(e)                                  no event, change or development shall have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect and are continuing as of the Subscription Closing Date.

1.3.                            Conditions Precedent to Obligations of the Company.  The obligation of the Company to issue and sell the Subscription Shares to the Purchaser is subject to the satisfaction or waiver by the Company of the following conditions as of the Subscription Closing:

(a)                                 the issuance, purchase and sale of the Subscription Shares pursuant to Section 1.1 shall not be prohibited or enjoined by any Governmental Entity of competent jurisdiction;

(b)                                 the representations and warranties of the Purchaser set forth in Section 2.2 shall be true and correct in all respects (without giving effect to materiality or similar phrases in the representations and warranties) on and as of the Subscription Closing Date (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties shall be true and correct in all respects (without giving effect to materiality or similar phrases in the representations and warranties) on and as of such other date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to enter into, or perform in any material respect its material obligations, under this Agreement;

(c)                                  the Purchaser shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Subscription Closing Date; and

(d)                                 the Company shall have received a certificate, dated the Subscription Closing Date, duly executed by an executive officer of the Purchaser on behalf of the Purchaser, certifying that the conditions specified in Section 1.3(b) and (c) have been satisfied.

1.4.                            Frustration of Closing Conditions.  Neither the Purchaser nor the Company may rely, as a basis for not consummating the transactions contemplated by this Agreement, on the failure of any condition set forth in any of Section 1.2 or Section 1.3 to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

1.5.                            Adjustment to Subscription Shares.  The number of Subscription Shares and/or type of securities to be issued to the Purchaser under this Agreement shall be adjusted appropriately to reflect the effect of (a) any stock split, reverse stock split, reclassification, subdivision, combination, spin off, split off, exchange or conversion of shares or other like change with respect to Company Common Stock or (b) any shares of Company Common Stock or other securities issued as a dividend or other distribution with respect to, such shares of Company Common Stock.

II.                                   REPRESENTATIONS AND WARRANTIES

2.1.                            Representations and Warranties of the Company.  The Company represents and warrants to the Purchaser, as of the date hereof and as of the Subscription Closing Date as follows:

(a)                                 The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties, rights and assets and to carry on its business as it is being conducted on the date of this Agreement, and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, rights and assets or conducts any business so as to require such qualification.

(b)                                 The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors and all other necessary corporate action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement.  The Company has duly executed and delivered this Agreement.  Assuming this Agreement constitutes the valid and binding obligation of the Purchaser, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (B) the Enforceability Exceptions.  No vote of holders of any class or type of the Company’s outstanding capital stock or debt securities is necessary to adopt or approve this Agreement or the transactions contemplated hereby.

(c)                                  The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the certificate of incorporation or bylaws of the Company, (ii) any mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Company or any of its Subsidiaries or (iii) any Permit, judgment, order, decree, ruling, injunction, or Law applicable to the Company or any of its Subsidiaries, other than in the cases of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Assuming the accuracy of the representations and warranties of the Purchaser set forth herein, other than any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement.

(d)                                 Other than with respect to the Purchaser and its Affiliates, neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Subscription Shares.  The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Subscription Shares sold pursuant to this Agreement

(e)                                  Upon issuance, the Subscription Shares will be duly authorized for issuance and sale to the Purchaser pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the aggregate Subscription Price, will be validly issued, fully paid, non-assessable and will be delivered to the Purchaser free and clear of all Liens (other than Liens contemplated by the Transaction Documents or created by the Purchaser Parties or any of their respective Affiliates). The issuance of the Subscription Shares pursuant to this Agreement is not subject to preemptive or other similar rights.

(f)                                   The Company acknowledges that the Purchaser makes no representation or warranty as to any matter whatsoever except as expressly set forth in this

Section 2.1 and in any certificate delivered by the Purchaser pursuant to this Agreement, and the Company has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in this Section 2.1 and in any certificate delivered by the Purchaser pursuant to this Agreement.

2.2.                            Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to the Company, as of the date hereof and as of the Subscription Closing Date, as follows:

(a)                                 The Purchaser is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement. The ownership information with respect to the Purchaser disclosed to the Company in writing prior to the date of this Agreement is true and correct.

(b)                                 The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the purchase of the Subscription Shares hereunder.  The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on behalf of the Purchaser and no other proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and consummation of the transactions contemplated by this Agreement (other than the Parent Shareholder Approval). The Purchaser has duly executed and delivered this Agreement.  Assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions.  The Parent Shareholder approval is the only vote of holders of any class or type of the Purchaser’s securities that is necessary to adopt and approve this Agreement or the transactions contemplated hereby.

(c)                                  At and immediately prior to the Subscription Closing, the Purchaser will have, cash in immediately available funds equal to or in excess of the aggregate Subscription Price.  The Purchaser affirms that it is not a condition to the Subscription Closing or to any of its obligations under this Agreement that it first obtain financing for, or related to, the purchase of the Subscription Shares hereunder.  The Purchaser has furnished the Company with an accurate and complete copy of the executed commitment letter by and between the Purchaser and HNA, dated as of the date hereof (including all exhibits, schedules, annexes, supplements and amendments thereto to the extent permitted thereunder, the “Commitment Letter”) to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein for the purpose of funding the purchase of the Subscription Shares hereunder (being collectively referred to as the “Financing”).  The Commitment Letter has not been amended or modified and, no such amendment or modification is contemplated or pending.  The commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination or rescission is contemplated.  There are no side letters or other contracts or written arrangements relating to the funding or investing, as applicable, of the full amount of the Financing.  The Commitment Letter is not subject to any conditions precedent related to the funding of the full amount of the Financing other than as set forth expressly therein and is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Purchaser and HNA, subject to the Enforceability Exceptions.

(d)                                 The execution, delivery and performance of this Agreement by the Purchaser, the consummation by the Purchaser of the purchase of the Subscription Shares hereunder does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) the certificate of incorporation or bylaws of the Purchaser, (B) any mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Purchaser or (C) any Permit, judgment, order, decree, ruling, injunction or Law applicable to the Purchaser or any of its Affiliates, other than in the cases of clauses (B) and (C) as would not reasonably be expected to materially and adversely affect or delay the consummation of the purchase of the Subscription Shares hereunder by the Purchaser

(e)                                  Assuming the accuracy of the representations and warranties of the Company set forth herein, other than (A) any required filings or approvals in connection with the Parent Shareholder Approval or (B) any consent, approval, order, authorization, registration, declaration, filing, exemption or review, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to materially and adversely affect or delay the consummation of the transactions contemplated by this Agreement by the Purchaser, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of the Purchaser and its Affiliates in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the purchase of the Subscription Shares hereunder.

(f)                                   The Purchaser is an accredited investor (as defined in Rule 501 of the Securities Act) and is aware that the issuance and sale of the Subscription Common Stock is being made in reliance on a private placement exemption from registration under the Securities Act.  The Purchaser is acquiring the Subscription Shares for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” Law, or with any present intention of distributing or selling the Subscription Common Stock in violation of the Securities Act.  The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subscription Shares and is capable of bearing the economic risks of such investment.

(g)                                  Neither the Purchaser nor any of its Affiliates is acting in concert, and neither the Purchaser nor any of its Affiliates has any agreement or understanding, with any Person that is not an Affiliate of the Purchaser, and is not otherwise a member of a “group” (as such term is defined in Section 13(d)(3) of the Exchange Act), with respect to the Company or its securities.

(h)                                 None of the Purchaser, any Person directly or indirectly controlling or controlled by the Purchaser, or, to the Purchaser’s knowledge, after reasonable review of publicly available information, any of the Purchaser’s Beneficial Owners is included on a Government List or is owned in any amount or controlled by any Person on a Government List, as amended from time to time.  None of the Purchaser, any Person directly or indirectly controlling or controlled by the Purchaser, or, to the Purchaser’s knowledge, after reasonable review of publicly available information, any of the Purchaser’s Beneficial Owners is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those Persons or entities that appear on any Government List, as amended from time to time.  None of the funds to be used to purchase the Subscription Shares or in connection with the purchase of the Subscription Shares hereunder shall be knowingly derived from any activities that contravene any applicable Laws concerning money laundering, terrorism, narcotics trafficking, or bribery, or from any Person, entity, country, or territory on a Government List.

(i)                                     The Purchaser acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Section 2.1 and in any certificate delivered by the Company pursuant to this Agreement, and specifically (but without limiting the generality of the foregoing), that, except for the representations and warranties made by the Company as expressly set forth in Section 2.1 and in any certificate delivered by the Company pursuant to this Agreement, the Company makes no other representation or warranty, and no other Person makes any representation or warranty, with respect to (A) any matters relating to the Company, its Subsidiaries or any of its or its Subsidiaries’ business, financial condition, results of operations, prospects or otherwise, (B) any projections, estimates or budgets delivered or made available to the Purchaser (or any of its Affiliates, officers, directors, employees or other representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (C) the future business and operations of the Company and its Subsidiaries, and the Purchaser has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 2.1 and in any certificate delivered by the Company pursuant to this Agreement.

(j)                                    The Purchaser acknowledges and agrees that it has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

III.                              OTHER AGREEMENTS

3.1.                            Taking of Necessary Actions.  Each of the parties hereto agrees to use its reasonable efforts promptly to take or cause to be taken all action, and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective the purchase of the Subscription Shares hereunder, subject to the terms and conditions hereof and compliance with applicable Law.  In case at any time before or after the Subscription Closing any further action is necessary or desirable to carry out the purposes of the purchase of the Subscription Shares hereunder, the proper officers, managers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by, and the sole expense of, the requesting party.

3.2.                            Survival.  All covenants and agreements contained herein, other than those to the extent their terms apply in whole or in part after the Subscription Closing (which shall survive the Subscription Closing to such extent), shall terminate as of the Subscription Closing, provided nothing herein shall relieve any party of liability for any breach of such covenant or agreement before it terminated.  The warranties and representations contained in Section 2.1 and 2.2 shall survive the Subscription Closing indefinitely.

IV.                               MISCELLANEOUS

4.1.                            Termination.  Each of the parties to this Agreement acknowledges and agrees that such Person shall not be permitted to terminate or rescind this Agreement; provided, however, that this Agreement shall automatically terminate if (a) the Investment Agreement is terminated by the Purchaser pursuant to Section 5.01(b) or by the Purchaser or the Company pursuant to Section 5.01(h), (b) the Investment Agreement is terminated by the Company pursuant to Section 5.01(g), (c) the Closing occurs, (d) the Investment Agreement is terminated by the Company or the Purchaser pursuant to Section 5.01(d) thereto and all of the conditions set forth in Section 2.03 and Section 2.04 thereto have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), except for the condition set forth in Section 2.03(b) thereto, and the failure of the condition set forth in Section 2.03(b) thereto to be satisfied has been a result of any of (i) DSS and/or CFIUS having advised or notified one or more parties to the Investment Agreement that the DSS Approval and/or CFIUS Approval will not be obtained regardless of any mitigation actions, requirements or conditions that the parties to the Investment Agreement offer to undertake in order to obtain the DSS Approval and CFIUS Approval or (ii) DSS and/or CFIUS have advised or notified one or more parties to the Investment Agreement that the DSS Approval and/or CFIUS Approval will be obtained only if the Company agrees to one or more mitigation actions, requirements or conditions that the Company is not required to undertake pursuant to Section 4.06 of the Investment Agreement and the Company has not agreed to such mitigation actions, requirements or conditions prior to such termination of the Investment Agreement or (e) the Investment Agreement is terminated by the Company or the Purchaser pursuant to Section 5.01(d) or Section 5.01(e) thereto and all of the conditions set forth in Section 2.03 and Section 2.04 thereto have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), except for any condition set forth in Section 2.03(c) thereto (solely as a result of the failure to obtain CFIUS Approval or DSS Approval), and the failure of the condition set forth in Section 2.03(c) thereto (solely as a result of the failure to obtain CFIUS Approval or DSS Approval) to be satisfied is not the result of a breach of the Investment Agreement by any Purchaser Party.  In the event of any termination of this Agreement as provided in this Section 4.1, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of any party hereto; provided, that nothing herein shall relieve any party from liability for any breach of this Agreement that occurred before such termination and the terms of this Article IV shall survive any such termination.

4.2.                            Entire Agreement; Third Party Beneficiaries; Amendment.  This Agreement, together with the other Transaction Documents, sets forth the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and is not intended to and shall not confer upon any person other than the parties hereto, their successors and permitted assigns any rights or remedies hereunder, provided that Section 4.12 shall be for the benefit of and fully enforceable by each of the Specified Persons.  Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement.  No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

4.3.                            Amendment; Waiver.  This Agreement can be amended only by an instrument in writing signed by each of the parties hereto.  Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

4.4.                            Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and the Purchaser’s successors and assigns, and no other person; provided, that, except as contemplated by clause (i) or (ii) of the immediately following provisos, neither the Company nor the Purchaser may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment by the Company or the Purchaser in contravention hereof shall be null and void; provided, further, that (i) in no event shall this Section 4.4 apply to any Change in Control of the Company and (ii) if the Company consolidates or merges with or into any Person and the Company Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer in a transaction that does not constitute a Change in Control of the Company, then as a condition to such transaction the Company will cause such issuer to assume all of the Company’s rights and obligations under this Agreement in a written instrument delivered to the Purchaser.

4.5.                            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document.  Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

4.6.                            Notices.  Any and all notices and other communications hereunder shall be given in writing unless otherwise specified herein, by personal delivery, email or overnight courier, which shall be addressed to such party’s address appearing in the Investment Agreement.  All notices shall be deemed effective (a) when delivered personally, (b) when sent by email (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise) or (c) one (1) Business Day following the day sent by overnight courier.  By notice complying with the foregoing provisions of this Section 4.6, each party shall have the right to change its mailing address or telecopy number for the notices and communications to such party.

4.7.                            Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, provided that the economic and legal substance of any of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof.  To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.  Notwithstanding anything to the contrary in this Agreement, the parties intend that the provisions of this Section 4.7 be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes any party’s rights hereunder or increases a party’s liability or obligation hereunder.

4.8.                            Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)                                 Each of the parties hereto irrevocably agrees that any dispute arising out of, or in connection with, this Agreement or the purchase of the Subscription Shares hereunder, shall be submitted to and finally resolved by arbitration administered by the International Court of Arbitration of the International Chamber of Commerce under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”).  The arbitral tribunal shall consist of three (3) arbitrators appointed as follows: each party shall nominate one arbitrator in accordance with the ICC Rules and the two party-nominated arbitrators shall nominate the President of the arbitral tribunal.  In the event that the two party-nominated arbitrators are unable to jointly nominate the President of the arbitral tribunal, the President shall be appointed in accordance with ICC Rules.  Each of the arbitrators shall be experienced in the laws of the State of Delaware and with sophisticated commercial transactions.  The place of arbitration shall be Singapore.  The language of the arbitration shall be English.  Any award rendered by the arbitrators shall be final and binding on the parties and the parties undertake to carry out any such award without delay.  Judgment on any award rendered by the arbitrators may be entered and enforced in any court having jurisdiction thereof.

(c)                                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, ARBITRATION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, AT ANY TIME, OR THE TRANSACTIONS.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 4.8.

(d)                                 Each party hereto irrevocably agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 4.6 shall be effective service of process for any suit, judicial or arbitral proceeding in connection with this Agreement or the transactions contemplated hereby.

4.9.                            Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

4.10.                     Headings.  The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

4.11.                     Expenses.  Each of the parties shall be responsible for and shall bear any costs and/or expenses incurred by it in connection with negotiating, finalizing and entering into this Agreement and consummating the transactions contemplated hereby.

4.12.                     Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or any of the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns.  Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney, advisor or representative of any party hereto (collectively, the “Specified Persons”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

GLOBAL EAGLE ENTERTAINMENT, INC.

By:	/s/ David M. Davis
Name: David M. Davis
Title: Chief Executive Officer

[Signature Page to Subscription Agreement]

PURCHASER:

SHARECO GROUP OF AMERICA, INC.

By:	/s/ Li Yang
Name: Li Yang
Title: President

[Signature Page to Subscription Agreement]